Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

BSB Bancorp, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 33-92138) of BSB Bancorp, Inc. of our report dated May 16, 2003, relating to the statement of net assets available for benefits of the BSB Bank and Trust Company 401(k) Savings Plan as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2002 annual report on Form 11-K of BSB Bancorp, Inc.

/s/ KPMG LLP

Albany, New York

June 24, 2003

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